UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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DELTA PETROLEUM CORPORATION

(Name of Registrant as Specified In Its Charter)

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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS MAY 30, 2007
PROPOSAL 1 — ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL STOCKHOLDERS AND MANAGEMENT
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
REPORT OF THE COMPENSATION COMMITTEE
PROPOSAL 2 — APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GENERAL AND OTHER MATTERS
AVAILABLE INFORMATION

DELTA PETROLEUM CORPORATION
370 SEVENTEENTH STREET, SUITE 4300
DENVER, COLORADO 80202
(303) 293-9133

April 30, 2007

Dear Delta Stockholders:

On behalf of the Board of Directors, it is a pleasure to invite you to attend the Annual Meeting of Stockholders to be held at 10:00 a.m. (MDT) on Wednesday, May 30, 2007, in Denver, Colorado in the Georgetown Room of the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202.

Business matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of the Annual Meeting and Proxy Statement. Members of management will report on our operations, followed by a period for questions and discussion.

We hope you can attend the meeting. Regardless of the number of shares you own, your vote is very important. Please ensure that your shares will be represented at the meeting by signing and returning your proxy now, even if you plan to attend the meeting.

Thank you for your continued support.

Sincerely,

Roger A. Parker
Chairman of the Board
and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 30, 2007

TO THE STOCKHOLDERS OF DELTA PETROLEUM CORPORATION:

As a stockholder of Delta Petroleum Corporation, a Delaware corporation (“Delta” or the “Company”), you are invited to be present in person or to be represented by proxy at the Annual Meeting of Stockholders, to be held in the Georgetown Room of the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202, on Wednesday, May 30, 2007, at 10:00 a.m. (MDT) for the following purposes:

1. To elect eight directors;

2. To consider and vote upon the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for Delta for the fiscal year ending December 31, 2007; and

3. To transact such other business as may be properly brought before the meeting and any adjournments thereof.

Stockholders of Delta of record at the close of business on April 18, 2007 are entitled to vote at the meeting and all adjournments thereof.

One-third of the outstanding shares of Common Stock of Delta must be represented at the meeting to constitute a quorum. Therefore, all stockholders are urged either to attend the meeting or to be represented by proxy. If a quorum is not present at the meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is Delta’s intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting(s).

If you do not expect to attend the meeting in person, please complete, sign, date and return the accompanying proxy card in the enclosed business reply envelope. If you later find that you can be present or for any other reason desire to revoke your proxy, you may do so at any time before the voting.

By Order of the Board of Directors

Roger A. Parker
Chairman of the Board
and Chief Executive Officer

Denver, Colorado
April 30, 2007

DELTA PETROLEUM CORPORATION
370 SEVENTEENTH STREET, SUITE 4300
DENVER, COLORADO 80202
(303) 293-9133

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 30, 2007

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (our “Board” or our “Board of Directors”) of Delta Petroleum Corporation (“us,” “our,” “we,” “Delta” or the “Company”) of proxies to be voted at our Annual Meeting of Stockholders (the “Annual Meeting” or the “Meeting”) to be held on May 30, 2007, in the Georgetown Room of the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202, at 10:00 a.m. (MDT), and at any adjournment thereof. Each holder of record at the close of business on April 18, 2007 of shares of our common stock, par value $0.01 per share (the “Common Stock”), will be entitled to one vote for each share so held. As of April 18, 2007, there were 58,556,856 shares of Common Stock issued and outstanding.

Shares represented by properly executed proxy cards received by us at or prior to the Annual Meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented for: (i) the election of the nominees for directors, and (ii) the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2007.

The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to stockholders, will be borne by Delta. It is anticipated that solicitations of proxies for the meeting will be made only by use of the mail; however, we may use the services of our directors, officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of our shares held of record by such persons, and we will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in the performance of that task.

As to any other business which may properly come before the Meeting, the persons named on the proxy card will vote according to their judgment. The enclosed proxy may be revoked prior to the Meeting by written notice to our Secretary at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202, or by written or oral notice to the Secretary at the Annual Meeting prior to being voted. This Proxy Statement and the enclosed proxy card are expected to be first sent to our stockholders on or about April 30, 2007.

The presence at the Meeting, in person or by proxy, of the holders of one-third of the shares of our Common Stock outstanding as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the Meeting (other than an adjournment or postponement of the Meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the Meeting.

Votes cast in favor of and against proposed actions (whether in person or by proxy) will be counted for us by our Secretary at the Meeting, but this count may be at least partially based upon information tabulated for us by our transfer agent or others. In the election of directors, the eight candidates will be elected by a plurality of affirmative votes. The affirmative vote of the majority of the outstanding shares of Common Stock present in person or by proxy will be required to approve the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2007.

A vote withheld for a nominee in the election of directors will have the same effect as a vote against the nominee. For purposes of determining whether any of the other proposals has received the requisite vote, where a stockholder abstains from voting, it will have the same effect as a vote against the proposal. If you hold your shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. In tabulating the voting results for any of the proposals expected to be presented at the Meeting, shares that constitute broker non-votes will not be included in the vote totals, and therefore will have no effect on the outcome of the vote of any of the proposals.

If a quorum is not present at the Meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is our intention to adjourn the Meeting until a later date and to vote proxies received at such adjourned meeting(s).

PROPOSAL 1 — ELECTION OF DIRECTORS

General

Our directors are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified, or until the earlier of their death, resignation or retirement. Our bylaws provide that the number of directors comprising the whole Board shall from time to time be fixed and determined by resolution adopted by our Board of Directors. Our Board has established the size of the Board at nine directors. James P. Van Blarcom resigned from our Board on March 23, 2007 due to health problems and the resulting vacancy has not yet been filled. This Board seat will remain vacant until the Board’s Nominating and Governance Committee has identified a suitable candidate to fill the vacant Board seat. Our Board is recommending that our eight current directors be reelected.

Each nominee consented to be named as a nominee in this proxy statement, and we expect that each nominee will be able to serve if elected. If any nominee becomes unavailable or unwilling to accept his nomination for election for any reason, a substitute nominee may be proposed by our Board and the shares represented by proxy will be voted for any substitute nominee, unless the Board otherwise reduces the number of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

Nominees

The following individuals are nominees to serve on our Board of Directors:

Name	Age	Positions	Period of Service as a Director

Roger A. Parker	45	Chairman of the Board and Chief Executive Officer	May 1987 to Present
Kevin R. Collins	50	Director	March 2005 to Present
Jerrie F. Eckelberger	62	Director	September 1996 to Present
Aleron H. Larson, Jr.	61	Director	May 1987 to Present
Russell S. Lewis	52	Director	June 2002 to Present
Jordan R. Smith	72	Director	October 2004 to Present
Neal A. Stanley	59	Director	October 2004 to Present
James B. Wallace	78	Director	November 2001 to Present

The following is biographical information as to the business experience of each of the nominees and our executive officers.

Roger A. Parker has been a director since May 1987 and Chief Executive Officer since April 2002. He served as our President from May 1987 until February 2006 when he resigned to accommodate the appointment of John R. Wallace to that position. He was named Chairman of the Board on July 1, 2005. Since April 1, 2005, he has also served as Executive Vice President and Director of DHS Drilling Company (“DHS”). Mr. Parker also serves as President, Chief Executive Officer and Director of Amber Resources Company of Colorado (“Amber Resources”). He received a Bachelor of Science in Mineral Land Management from the University of Colorado in 1983. He is a member of the Independent Petroleum Association of the Mountain States (IPAMS). He also serves on other boards, including Community Banks of Colorado.

Kevin R. Collins serves as interim Chief Executive Officer and President of Evergreen Energy Inc. Prior to his current position, Mr. Collins served as Executive Vice President — Chief Operating Officer until April 2007, Executive Vice President — Finance and Strategy from September 2005 to September 2006, and acting Chief Financial Officer from November 2005 until March 31, 2006. Mr. Collins also serves as a director of Quest Midstream Partners, L.P. From 1995 until 2004, Mr. Collins was an executive officer of Evergreen Resources, Inc., serving as Executive Vice President and Chief Financial Officer until Evergreen Resources merged with Pioneer Natural Resources in September 2004. Mr. Collins became a Certified Public Accountant in 1983 and has over 13 years’ public accounting experience. He has served as Vice President and a board member of the Colorado Oil and Gas Association, President of the Denver Chapter of the Institute of Management Accountants, and board member and Chairman of the Finance Committee of IPAMS. Mr. Collins received his B.S. degree in Business Administration and Accounting from the University of Arizona.

Jerrie F. Eckelberger is an investor, real estate developer and attorney who has practiced law in the State of Colorado since 1971. He graduated from Northwestern University with a Bachelor of Arts degree in 1966 and received his Juris Doctor degree in 1971 from the University of Colorado School of Law. From 1972 to 1975, Mr. Eckelberger was a staff attorney with the Eighteenth Judicial District Attorney’s Office in Colorado. From 1975 to the present, Mr. Eckelberger has been engaged in the private practice of law in the Denver area. Mr. Eckelberger previously served as an officer, director and corporate counsel for Roxborough Development Corporation. Since March 1996, Mr. Eckelberger has engaged in the investment and development of Colorado real estate through several private companies in which he is a principal.

Aleron H. Larson, Jr. has operated as an independent in the oil and gas industry individually and through public and private ventures since 1978. Mr. Larson served as Chairman of the Board, Secretary and director of Delta, as well as Amber Resources, until his retirement on July 1, 2005, at which time he resigned as Chairman of the Board and as an executive officer of the Company. He ceased to be an officer or director of Amber Resources on January 3, 2006. Mr. Larson practiced law in Breckenridge, Colorado from 1971 until 1974. During this time he was a member of a law firm, Larson & Batchellor, engaged primarily in real estate law, land use litigation, land planning and municipal law. In 1974, he formed Larson & Larson, P.C., and was engaged primarily in areas of law relating to securities, real estate, and oil and gas until 1978. Mr. Larson received a Bachelor of Arts degree in Business Administration from the University of Texas at El Paso in 1967 and a Juris Doctor degree from the University of Colorado in 1970.

Russell S. Lewis is President and CEO of Lewis Capital, LLC, located in Harrisburg, Pennsylvania, which makes private investments in, and provides general business and M&A consulting services to, growth-oriented firms. He has been a member of our Board since June 2002. From February 2002 until January 2005, Mr. Lewis served as Executive Vice President and General Manager of VeriSign Name and Directory Services (VRSN) Group, which managed a significant portion of the internet’s critical .com and .net addressing infrastructure. For the preceding 15 years, Mr. Lewis managed a wireless transportation systems integration company. Prior to that time, Mr. Lewis managed an oil and gas exploration subsidiary of a publicly traded utility and was Vice President of EF Hutton in its Municipal Finance group. Mr. Lewis also served on the Board of Directors of Castle Energy Corporation prior to its merger with Delta in April 2006, and Advanced Aerations Systems, a privately held firm engaged in subsurface soil treatment. Mr. Lewis has a BA degree in Economics from Haverford College and an MBA from the Harvard School of Business.

Jordan R. Smith is President of Ramshorn Investments, Inc., a wholly owned subsidiary of Nabors Drilling USA LP that is located in Houston, Texas, where he is responsible for drilling and development projects in a number of producing basins in the United States. He has served in such capacity for more than the past five years. Mr. Smith has served on the Board of the University of Wyoming Foundation and the Board of the Domestic Petroleum Council, and is also Founder and Chairman of the American Junior Golf Association. Mr. Smith received Bachelors and Masters degrees in geology from the University of Wyoming in 1956 and 1957, respectively.

Neal A. Stanley founded Teton Oil & Gas Corporation in Denver, Colorado and has served as its President and sole stockholder since 1991. From 1996 to June 2003, he was Senior Vice President — Western Region for Forest

Oil Corporation, Denver, Colorado. Since December 2005, Mr. Stanley has served as a member of the Board of Directors and Compensation Committee for Calgary-based Pure Energy Services Ltd., which is listed on the Toronto Stock Exchange under the symbol PSV. Mr. Stanley has thirty-two years of experience in the oil and gas business. Since 1995, he has been a member of the Executive Committee of the Independent Petroleum Association of Mountain States, and served as its President from 1999 to 2001. Mr. Stanley received a B.S. degree in Mechanical Engineering from the University of Oklahoma in 1975.

James B. Wallace has been involved in the oil and gas business for over 40 years and has been a partner of Brownlie, Wallace, Armstrong and Bander Exploration in Denver, Colorado since 1992. From 1980 to 1992, he was Chairman of the Board and Chief Executive Officer of BWAB Incorporated. Mr. Wallace received a B.S. degree in Business Administration from the University of Southern California in 1951. James B. Wallace is the father of John R. Wallace, the President and Chief Operating Officer of Delta.

John R. Wallace, 47, President and Chief Operating Officer, joined Delta in October 2003 as Executive Vice President of Operations and was appointed President in February 2006. Since April 1, 2005, he has also served as Executive Vice President and Director of DHS. Mr. Wallace was Vice President of Exploration and Acquisitions for United States Exploration, Inc. (“UXP”), a Denver-based publicly-held oil and gas exploration company, from May 1998 to October 2003. Prior to UXP, Mr. Wallace served as president of various privately held oil and gas companies engaged in producing property acquisitions and exploration ventures. He received a Bachelor of Science in Geology from Montana State University in 1981. He is a member of the American Association of Petroleum Geologists and the Independent Producers Association of the Mountain States. Mr. Wallace is the son of James B. Wallace, a Director of the Company.

Kevin K. Nanke, 42, Treasurer and Chief Financial Officer, joined Delta in April 1995 as our Controller and has served as the Treasurer and Chief Financial Officer of Delta since 1999. Since April 1, 2005 he has also served as Chief Financial Officer, Treasurer and Director of DHS. Since 1989, he has been involved in public and private accounting with the oil and gas industry. Mr. Nanke received a Bachelor of Arts in Accounting from the University of Northern Iowa in 1989. Prior to working with us, he was employed by KPMG LLP. He is a member of the Colorado Society of CPA’s and the Council of Petroleum Accountants Society.

Stanley F. (“Ted”) Freedman, 58, has served as Executive Vice President, General Counsel and Secretary since January 1, 2006 and has served in those same capacities for DHS since that same date. He also serves as Executive Vice President and Secretary of Amber Resources. He graduated from the University of Wyoming with a Bachelor of Arts degree in 1970 and a Juris Doctor degree in 1975. From 1975 to 1978, Mr. Freedman was a staff attorney with the United States Securities and Exchange Commission. From 1978 to December 31, 2005, he was engaged in the private practice of law, and was a stockholder and director of the law firm of Krys Boyle, P.C. in Denver, Colorado.

Required Vote

The eight persons receiving the highest number of “FOR” votes from stockholders in the election of directors at the Annual Meeting will be elected.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR the re-election of each of the nominees for director to serve on our Board of Directors.

CORPORATE GOVERNANCE

Board Membership and Director Independence

Our Board of Directors has determined that each of Kevin R. Collins, Jerrie F. Eckelberger, Russell S. Lewis, Jordan R. Smith and Neal A. Stanley qualifies as an independent director under rules promulgated by the SEC and The NASDAQ® Stock Market listing standards. During the fiscal year ended December 31, 2006, our Board of Directors met on twelve occasions either in person or by telephone conference call and acted by written consent on two occasions. Each of our current directors attended at least 75% of the aggregate total of meetings of the Board of Directors and committees on which he served.

Directors standing for election are expected to attend the Annual Meeting of Stockholders. A majority of the directors standing for election at the Annual Meeting of Stockholders held on October 17, 2006 attended the meeting.

Committees of the Board of Directors

Our Board of Directors has established an audit committee, a compensation committee and a nominating and governance committee. The full text of all of the charters of the Board committees is available on the Company’s website at www.deltapetro.com. The Board has determined that each of the directors who serve on these committees is “independent” under The NASDAQ® Stock Market listing standards. The directors who serve on each of these committees are as follows:

Nominating and
		Compensation	Governance
Name of Director	Audit Committee	Committee	Committee

Kevin R. Collins	Chairman	Member	Member
Jerrie F. Eckelberger	Member	Chairman	Member
Russell S. Lewis	Member	Member	Member
Jordan R. Smith	Member	Member	Chairman
Neal A. Stanley	Member	Member	Member

Audit Committee.  The audit committee oversees and monitors our independent audit process, and assists the Board of Directors in fulfilling its responsibilities with respect to matters involving the accounting, financial reporting and internal control functions of the Company and its subsidiaries. It is also charged with the responsibility for reviewing all related party transactions for potential conflicts of interest. A discussion of the role of the audit committee is provided under “Audit Committee Report.”

The Board also has determined that each of Messrs. Lewis and Collins is an “audit committee financial expert” as defined by rules adopted by the SEC.

The audit committee met four times in fiscal year 2006.

Compensation Committee.  The compensation committee reviews the performance of our executives, sets compensation and compensation-related policies and makes recommendations to the Board of Directors in the area of executive compensation and policies on equity incentives. The specific nature of the compensation committee’s roles and responsibilities as they relate to executive officers is set forth under “Compensation Discussion and Analysis.”

The compensation committee met twelve times in fiscal year 2006.

Nominating and Governance Committee.  The nominating and governance committee makes recommendations to the Board of Directors of the persons who shall be nominated for election as directors. The committee has not established any minimum qualifications for persons to be considered for nomination, but will be guided by the following criteria: that the individual be of the highest character and integrity; be free of any conflict of interest that would violate any applicable law or regulation or interfere with proper performance of the responsibilities of a director; possess substantial and significant experience that would be of particular importance to Delta in the performance of the duties of a director; have sufficient time available to devote to the affairs of Delta; and have a desire to represent the balanced best interests of the stockholders as a whole.

The nominating and governance committee did not meet in fiscal year 2006, but has met one time in fiscal year 2007.

Stockholder Nominations of Directors

Stockholders who wish to recommend a director candidate to serve on the Board of Directors to the nominating and governance committee should submit a letter addressed to the chairperson of the nominating and governance committee no later than 120 days prior to the date of the next Annual Meeting of Stockholders. The notice shall contain the following information:

•	The name of the nominating stockholder(s) and the address, phone number and e-mail address at which the nominating stockholder(s) can be contacted.

•	Evidence of the number of shares of Delta’s Common Stock held by the nominating stockholder(s), a statement of how long the nominating stockholder(s) has held those shares, and a statement that the nominating stockholder(s) will continue to hold those shares at least through our next annual meeting of stockholders.

•	The candidate’s full name, together with the address, phone number and e-mail address at which the candidate can be contacted.

•	A statement of the candidate’s qualifications and experiences and any other qualities that the nominating stockholder(s) believes that the candidate would bring to the Board.

•	A description of any relationship and all arrangements or understandings, if any, between the nominating stockholder(s) and the candidate and any other person or persons with respect to the candidate’s proposed service on the Board.

•	Information that would bear on the independence of the recommended candidate (such as affiliated transactions or relationships).

•	Any proceedings adverse to Delta, including legal proceedings, to which the recommended candidate or an associate is a party.

•	Information regarding whether the nominating stockholder(s) or recommended candidate has plans to submit proposals for Delta or seeks to address any personal interest involving Delta.

•	The candidate’s resume, which must include at a minimum a detailed description of the candidate’s business, professional or other appropriate experience for at least the last ten (10) years, a list of other boards of directors on which the candidate currently serves or on which he or she served in the last ten (10) years, and undergraduate and post-graduate educational information.

•	A written statement, signed by the candidate, agreeing that if he or she is selected by the Committee and the Board, he or she will (i) be a nominee for election to the Board, (ii) provide all information necessary for us to include in our proxy statement under applicable SEC or Nasdaq rules, and (iii) serve as a director if he or she is elected by stockholders.

•	Any additional information that the nominating stockholder(s) believes is relevant to the Committee’s consideration of the candidate.

A nominee for director should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to Delta. The nominating and governance committee will evaluate the independence of directors and potential directors, as well as their business experience, understanding of and experience in the energy industry, personal skills, or specialized skills or experience, relative to those of the then-current directors. Diversity of background and experience, including diversity of race, ethnicity, international background, gender and age, are also important factors in evaluating candidates for Board membership. The Committee will also consider issues involving possible conflicts of interest of directors or potential directors, the results of interviews of selected candidates by members of the Committee and the Board, and the totality of the circumstances.

Code of Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics in November 2003 (amended in October 2004 and January 1, 2007), which applies to all of our executive officers, directors and employees. A copy of the Code of Business Conduct and Ethics is available on our website at www.deltapetro.com or by writing to our Secretary at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202.

Certain Relationships and Related Transactions

Transactions with Related Persons

On September 29, 2005 we acquired an undivided 50% working interest in approximately 145,000 net undeveloped acres in the Columbia River Basin in Washington and purchased an interest in undeveloped acreage in the Piceance Basin in Colorado from Savant Resources, LLC (“Savant”) for an aggregate purchase price of $85.0 million in cash. James Wallace, one of our directors, owns approximately a 1.7% interest in Savant, and also serves as a director of Savant. The majority of the acquired acreage in the Columbia River Basin consolidates our current leasehold position.

During fiscal 2001 and 2000, Mr. Larson and Mr. Parker guaranteed certain borrowings which have subsequently been paid in full. As consideration for the guarantee of the Company’s indebtedness, each of Mr. Larson and Mr. Parker was assigned a 1% overriding royalty interest (“ORRI”) in the properties acquired with the proceeds of the borrowings. Each of Mr. Larson and Mr. Parker earned approximately $142,000, $58,000, $100,000, and $66,000 for their respective 1% ORRI during the year ended December 31, 2006, six months ended December 31, 2005 and fiscal years 2005 and 2004, respectively.

At December 31, 2006, the Company had $30,000 of receivables from certain of our officers. These amounts include drilling costs and lease operating expense on wells owned by the related parties and operated by the Company.

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors has recognized that transactions between the Company and certain related persons present a heightened risk of conflicts of interest. In order to ensure that the Company acts in the best interest of its stockholders, the Board has delegated the review and approval of related party transactions to the audit committee. After its review, the audit committee will only approve or ratify transactions that are fair to the Company and not inconsistent with the best interests of the Company and its stockholders.

Stockholder Communications with the Board of Directors

Stockholders wishing to contact the Board of Directors or specified members or committees of the Board should send correspondence to the Secretary, Delta Petroleum Corporation, 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202. All communications so received from stockholders of the Company will be forwarded to the members of the Board of Directors, or to a specific director or committee if so designated by the stockholder. A stockholder who wishes to communicate with a specific director or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman. All stockholders are also encouraged to communicate directly with both officers and directors regarding issues affecting the Company at the Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
STOCKHOLDERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table presents information concerning persons known by us to own beneficially 5% or more of our issued and outstanding Common Stock as of April 18, 2007.

	Amount and
	Nature of
Name and Address	Beneficial	Percent of
of Beneficial Owner	Ownership	Class(1)

Sprott Asset Management, Inc.(2)	8,102,976	13.8%
Suite 2700 South Tower Royal Bank Plaza Toronto, Ontario M5J 2J1 Canada
Capital Group International, Inc.(3)	6,791,520	11.6%
111100 Santa Monica Blvd. Los Angeles, CA 90025
Capital Research and Management Company and SMALLCAP World Fund, Inc.(4)	5,149,000	8.8%
333 South Hope Street Los Angeles, CA 90071
Touradji Capital Management, LP(5)	4,363,930	7.5%
101 Park Avenue, 48th Floor New York, NY 10178
Steinberg Asset Management, LLC(6)	3,980,065	6.8%
12 East 49th Street, Suite 1202 New York, NY 10017
GLG North American Opportunity Fund(7)	3,200,000	5.5%
1 Curzon Street London W1J 5HB England
Vega Petroleum Limited(8)	3,007,671	5.1%
12 York Gate London, NW1 4QS United Kingdom

(1)	We have authorized 300,000,000 shares of $.01 par value Common Stock, of which 58,556,856 shares were issued and outstanding as of April 18, 2007. We also have authorized 3,000,000 shares of $.01 par value preferred stock, of which no shares are outstanding.

(2)	This disclosure is based on a Schedule 13G filed with the SEC on January 10, 2006. At the time of filing, the reporting person reported having sole voting and dispositive power over 8,102,976 shares and shared voting and dispositive power over 451,300 shares. The Schedule 13G discloses that reporting person is the beneficial owner of 535,600 shares.

(3)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 12, 2007. The Schedule 13G/A was filed on behalf of Capital Group International, Inc. and Capital Guardian Trust Company. The Schedule 13G/A discloses that Capital Group International, Inc. has sole voting power over 5,112,420 shares and sole dispositive power over 6,791,520 shares; however, it disclaims beneficial ownership of such shares. At the time of filing, Capital Guardian Trust Company reported being a registered investment advisor that has sole voting power over 4,824,420 shares and sole dispositive power over 6,503,520 shares; however, it also disclaims beneficial ownership of such shares.

(4)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 12, 2007. The Schedule 13G/A was filed on behalf of Capital Research and Management Company and SMALLCAP World Fund, Inc. At the time of filing, Capital Research and Management Company reported being a registered investment advisor that has sole voting and dispositive power over 5,149,000 shares; however, it disclaims beneficial ownership of such shares. SMALLCAP World Fund, Inc. reported that it beneficially owned 2,829,000 shares.

(5)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 14, 2007. The Schedule 13G/A was filed on behalf of Touradji Capital Management, LP, Touradji Global Resources Master Fund, Ltd. and Paul Touradji. At the time of filing, Touradji Capital Management, LP reported being a registered investment advisor that has shared voting and dispositive power over 4,363,930 shares. Paul Touradji also reported having shared voting and dispositive power over 4,363,930 shares and Touradji Global Resources Master Fund, Ltd. reported having shared voting and dispositive power over 3,499,145 shares.

(6)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 8, 2007. The Schedule 13G/A was filed on behalf of Steinberg Asset Management LLC, Michael A. Steinberg & Company, Inc. and Michael A. Steinberg. At the time of filing, Steinberg Asset Management LLC reported being a registered investment advisor that has sole voting power over 3,567,865 shares and sole dispositive power over 3,850,915 shares. Michael A. Steinberg & Company, Inc. reported having sole dispositive power over 56,000 shares and Michael A. Steinberg reported having sole voting and dispositive power over 73,150 shares. The Schedule 13G/A reported that the reporting persons beneficially owned 3,980,065 shares.

(7)	This disclosure is based on a Schedule 13G filed with the SEC on August 8, 2006. The Schedule 13G discloses that the reporting person has shared voting and dispositive power over 1,500,000 shares and options to purchase 1,700,000 shares.

(8)	This disclosure is based on a Schedule 13G filed with the SEC on March 27, 2007. At the time of filing, the reporting person reported having sole voting and dispositive power over 3,007,671 shares; however it disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therefrom and 200,000 shares, which it holds for itself.

Security Ownership of Management

The following table contains information about the beneficial ownership (unless otherwise indicated) of our Common Stock as of April 18, 2007 by:

•	each of our directors, including the Board’s nominees for re-election;

•	each executive officer named in the Summary Compensation Table; and

•	all directors and current executive officers as a group.

Name	Amount and Nature		Percent of
of Beneficial Owner	of Beneficial Ownership(1)		Class(2)

Roger A. Parker	1,879,552	(3)	3.21%
Kevin K. Nanke	731,181	(4)	1.24%
John R. Wallace	611,263	(5)	1.04%
Aleron H. Larson, Jr.	585,500	(6)	*
Stanley F. Freedman	286,255	(7)	*
Russell S. Lewis	140,159	(8)	*
James B. Wallace	100,500	(9)	*
Jerrie F. Eckelberger	49,000	(10)	*
Neal A. Stanley	31,000	(11)	*
Jordan R. Smith	28,000	(12)	*
Kevin R. Collins	12,000	(13)	*
All executive officers and directors as a Group (11 persons)	4,454,410	(14)	7.44%

*	Represents beneficial ownership of less than one percent (1.0%) of the outstanding shares of our Common Stock.

(1)	If a stockholder holds options or other securities that are exercisable or otherwise convertible into our Common Stock within 60 days of April 18, 2007, we treat the Common Stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate the stockholder’s percentage ownership of our Common Stock. However, we do not consider that Common Stock to be outstanding when we calculate the percentage ownership of any other stockholder.

(2)	We have authorized 300,000,000 shares of $.01 par value Common Stock, of which 58,556,856 shares were issued and outstanding as of April 18, 2007. We also have authorized 3,000,000 shares of $.01 par value preferred stock, of which no shares are outstanding.

(3)	Includes 1,225,252 shares of Common Stock owned directly, 54,300 unvested restricted shares and 600,000 unearned performance shares owned by Mr. Parker. Also includes options to purchase 175,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 18, 2007.

(4)	Consists of 51,525 shares of Common Stock owned directly, 27,156 unvested restricted shares and 240,000 unearned performance shares owned by Mr. Nanke. Also includes options to purchase 412,500 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 18, 2007.

(5)	Includes 6,549 shares of Common Stock owned directly, 27,514 unvested restricted shares and 420,000 unearned performance shares owned by Mr. John Wallace. Also includes options to purchase 150,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 18, 2007. In addition, Mr. Wallace owns an economic interest in 7,200 shares of Common Stock relating to his ownership interest in a family trust.

(6)	Consists of 11,000 shares of Common Stock owned by Mr. Larson directly. Also includes options to purchase 570,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 18, 2007. Also includes 4,500 shares held by his daughter.

(7)	Includes 3,100 shares of Common Stock owned directly, 43,155 unvested restricted shares and 240,000 unearned performance shares owned by Mr. Freedman.

(8)	Includes 86,159 shares of Common Stock owned directly by Mr. Russell S. Lewis and options to purchase 54,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 18, 2007.

(9)	Includes 44,000 shares of Common Stock owned directly by Mr. James B. Wallace and options to purchase 56,500 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 18, 2007.

(10)	Includes 14,000 shares of Common Stock owned directly by Mr. Jerrie F. Eckelberger and options to purchase 34,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 18, 2007. Also includes 1,000 shares held by his children.

(11)	Includes 17,000 shares of Common Stock owned directly by Mr. Stanley and options to purchase 14,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 18, 2007.

(12)	Includes 14,000 shares of Common Stock owned directly by Mr. Smith and options to purchase 14,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 18, 2007.

(13)	Includes 12,000 shares of Common Stock owned directly by Mr. Collins.

(14)	Includes all warrants, options and shares referenced in footnotes (3), (4), (5), (6), (7), (8), (9), (10) (11) (12) and (13) above as if all warrants and options had been exercised and as if all resulting shares were voted as a group.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than ten percent (10%) of a registered class of our equity securities, to file initial reports of securities ownership of Delta and reports of changes in ownership of equity securities of Delta with the Securities and Exchange Commission (“SEC”). Such persons also are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, during the fiscal year ended December 31, 2006, our officers and directors complied with all applicable Section 16(a) filing requirements. These statements are based solely on a review of the copies of such reports furnished to us by our officers and directors and their written representations that such reports accurately reflect all reportable transactions.

PLAN INFORMATION

We maintain the following equity-based compensation plans: 1993 Incentive Plan, as amended, 2001 Incentive Plan, 2002 Incentive Plan, 2004 Incentive Plan, as amended, 2006 New-Hire Equity Incentive Plan and 2007 Performance and Equity Incentive Plan. Our stockholders have approved each of these plans.

The following table sets forth for our equity compensation plans in the aggregate, the number of shares of our Common Stock subject to outstanding options and rights under these plans, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants under these plans as of December 31, 2006 (in thousands, except exercise price data):

Number of Securities
Remaining Available
	Number of Securities		Weighted-Average	for Issuance Under
	to be Issued Upon		Exercise Price of	Equity Compensation
	Exercise of Outstanding		Outstanding	Plans (Excluding
	Options, Warrants and		Options, Warrants	Securities Reflected
	Rights		and Rights	in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	2,359,776	(1)	$8.69	219,250(2)
Equity compensation plans not approved by security holders	—		—	—

Total	2,359,776			219,250

(1)	This amount consists of the number of options then outstanding under each of the plans, except for our 2007 Performance and Equity Incentive Plan, as it had not been approved as of December 31, 2006.

(2)	Of the aggregate number of shares that remained available for future issuance, 73,399 shares were available for issuance under the 2004 Incentive Plan and 141,851 shares were available for issuance under the 2006 New Hire Equity Incentive Plan. This amount does not include the number of securities remaining available for issuance under our 2007 Performance and Equity Incentive Plan, as it had not been approved as of December 31, 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following Compensation Discussion and Analysis describes the material elements of compensation for the named executive officers identified in the Summary Compensation Table below. As more fully described below, the compensation committee of the Board of Directors reviews and recommends to the full Board of Directors the total direct compensation programs for our executive officers, including the named executive officers. Our chief executive officer, Roger A. Parker, reviews the base salary, annual bonus and long-term compensation levels for the other named executive officers. The entire Board of Directors remains responsible for significant changes to or adoption of new employee benefit plans.

Compensation Philosophy

Delta’s compensation philosophy is to encourage growth in our oil and natural gas reserves and production, growth in cash flow and profitability, and to enhance stockholder value through the creation and maintenance of compensation opportunities that attract and retain highly qualified executive officers. To achieve these goals, the compensation committee believes that the compensation of executive officers should reflect our high growth and entrepreneurial environment, while ensuring fairness among the executive management team by recognizing the contributions each individual executive makes to our success.

The compensation committee believes compensation should include the following components:

•	a base salary at a level equal to the approximate 75th percentile of a peer group of other oil and natural gas exploration and production enterprises similar to Delta;

•	annual incentive compensation to reward achievement of Company objectives, individual responsibility and productivity, high quality work and impact on our results, including reserve growth, performance and profitability; and

•	long-term incentive compensation in the form of stock-based awards.

The compensation committee periodically reviews data about the compensation of executives in the oil and gas industry. Based on this review, we believe that the elements of our executive compensation program are comparable to those offered by our industry competitors.

Outside Advisor

The compensation committee has retained Effective Compensation Incorporated, or ECI, as an outside advisor to review our executive compensation program and broad-based equity compensation practices and assist in ongoing development of our executive compensation philosophy. The compensation committee developed a competitive peer group of oil and gas exploration and production companies of generally similar revenue and market capitalization to which to compare compensation programs, and ECI performed analyses of competitive performance and compensation levels for the peer group companies. Our current peer group companies are as follows:

Berry Petroleum Company Bill Barrett Corporation Brigham Exploration Company Cabot Oil and Gas Corp. Cimarex Energy Co.	Denbury Resources Inc. Edge Petroleum Corp. Range Resources Corporation St. Mary Land & Exploration Company Whiting Petroleum

Elements of Delta’s Compensation Program

The compensation program for Delta’s executive officers is composed of three principal components: base salary, annual incentive compensation and long-term incentive compensation in the form of stock-based awards.

Base Salary.  Base salaries (paid in cash) for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by the peer companies for similar positions. We review executive base salaries in comparison to salaries for executives in similar positions and with similar responsibilities at comparable companies. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience and other criteria.

The compensation committee reviews the recommendations of the chief executive officer for base salaries for executive officers, including all of the named executive officers except for the chief executive officer, in the first quarter of each year. The chief executive officer proposes new base salary amounts based on his evaluation of individual performance and expected future contributions and a review of survey data provided by ECI to ensure competitive compensation against the external market, defined as the peer companies. The Company targets base salaries for executive officers including the chief executive officer at the 75th percentile for peer oil and gas companies.

ECI provided a comprehensive review of our compensation structure in place for 2006. Our executive officer compensation for 2006 was compared to data from the annual proxies and subsequent disclosures of the peer companies as well as compensation surveys prepared by ECI. Base salaries for our executive officers, including the named executive officers, were generally compared to comparable positions or comparable pay rank. As with prior years, for 2006, our executives’ salaries were determined to be approximately at the 75th percentile in the aggregate. Accordingly, base salary increases for our executive officers have been relatively minor for the past several years.

Annual Incentive Compensation.  The compensation committee recommends to the Board and the Board approves the bonus for each named executive officer. In 2005, the compensation committee adopted the Capital Management System (“CMS”), a performance-based annual incentive plan. All Delta employees, including the named executive officers, are eligible to participate in the CMS. Under the CMS, the compensation committee establishes one or more goals and minimum performance thresholds at the beginning of the year for the annual incentive plan. If the specific goals in the CMS are achieved, there is not only a substantial benefit to the stockholders, but also to all employees including the named executive officers. If the goals are not met or only minimally achieved, there may be no or minimal awards under the CMS.

The goals of the CMS are to (1) maximize the net present value (NPV 10%) of the proved reserve base of Delta’s oil and gas properties (“Goal 1”), and (2) to add new proved producing reserves and value through the drilling of non-proved properties and the acquisition of proved reserves (“Goal 2”). In addition to Goals 1 and 2, the CMS provides for additional bonuses to be paid to participants at the discretion of the compensation committee. Factors considered by the compensation committee include our EBITDAX, cost controls, levels of production, guidance, cash flows and the discharge of an individual participant’s responsibilities.

For Goals 1 and 2, the compensation committee annually sets a target award and the related performance criteria, which may be expressed as a percentage of a participant’s base salary. For 2006, named executive officers were eligible to receive up to 70% of their annual base salary for each of these two performance goals, thus resulting in a maximum potential bonus of 140% of each executive officer’s annual base salary.

For 2006, Delta met Goal 1 but did not meet Goal 2. Per the terms of the CMS, the Board has the discretion to pay bonuses in cash or in a combination of cash and stock. In 2006, participants had the option to receive 75% in the form of cash and 25% in the form of restricted stock, with an additional 12.5% also paid in restricted stock. The restricted stock granted in 2006 vests in full on January 1, 2008. The annual bonus award approved for each named executive officer was as follows:

			$ Amount
	2006 Annual	%Bonus for	Bonus for	%Bonus for	Discretionary	Total 2006
Named Executive Officer	Base Salary	Goal 1	Goal 1	Goal 2	Bonus	Bonus(1)

Roger A. Parker	$493,000	70%	$186,354	—	$123,246	$309,600
John R. Wallace	275,000	70%	103,950	—	68,750	172,700
Kevin K. Nanke	247,000	70%	93,366	—	61,734	155,100
Stanley F. Freedman	247,000	70%	93,366	—	61,734	155,100

(1)	Each of the named executive officers received the following amounts in cash with the remaining paid in restricted stock: $232,200, $129,525, $116,325 and $116,325, respectively.

Long Term Incentive Compensation.  We believe the use of stock-based awards creates an ownership culture that encourages the long-term performance of our executive officers. In January 2007, our stockholders approved the 2007 Performance and Equity Incentive Plan. In February 2007, the executive officers received performance share grants that provide that the shares of Common Stock awarded vest if the market price of Delta stock reaches and maintains certain price levels. The price thresholds chosen were $40, $50, $60, $75 and $90, as follows:

	Number of Shares of Common Stock
	and
	Associated Stock Price Vesting Thresholds
Named Executive Officer	$40	$50	$60	$75	$90

Roger A. Parker, CEO	100,000	100,000	100,000	150,000	150,000
John R. Wallace, President & COO	70,000	70,000	70,000	105,000	105,000
Kevin K. Nanke, Treasurer & CFO	40,000	40,000	40,000	60,000	60,000
Stanley F. Freedman, Executive Vice President, General Counsel and Secretary	40,000	40,000	40,000	60,000	60,000

If the market price for Delta’s Common Stock reaches and remains at these price thresholds for a certain period, then the associated Common Stock award vests. With such stock price increase, both the stockholders and the executive officers benefit. As with the CMS awards, in an effort to retain the executive officers, the five tranches of Common Stock vest, if at all, on the following terms:

•	The first tranche of Common Stock shall become vested in full as of the date that the average daily closing price of our Common Stock on the principal United States securities exchange or trading market on which our Common Stock is traded (the “Applicable Market”) equals or exceeds $40.00 for trading days within any period of 90 calendar days during the term of the performance share award (“Term”), provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $40.00.

•	The second tranche of Common Stock shall become vested in full as of the date that the average daily closing price of our Common Stock on the Applicable Market equals or exceeds $50.00 for trading days within any period of 90 calendar days during the Term, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $50.00, and provided further that the second tranche shall not vest earlier than one year following the date the first tranche vests.

•	The third tranche of Common Stock shall become vested in full as of the date that the average daily closing price of our Common Stock on the Applicable Market equals or exceeds $60.00 for trading days within any period of 90 calendar days during the Term, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $60.00, and provided further that the third tranche shall not vest earlier than one year following the date the second tranche vests.

•	The fourth tranche of Common Stock shall become vested in full as of the date that the average daily closing price of our Common Stock on the Applicable Market equals or exceeds $75.00 for trading days within any period of 90 calendar days during the Term, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $75.00, and provided further that the fourth tranche shall not vest earlier than one year following the date the third tranche vests.

•	The fifth tranche of Common Stock shall become vested in full as of the date that the average daily closing price of our Common Stock on the Applicable Market equals or exceeds $90.00 for trading days within any period of 90 calendar days during the Term, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $90.00, and provided further that the fifth tranche shall not vest earlier than one year following the date the fourth tranche vests.

•	If the first tranche of Common Stock has not vested by March 31, 2008, the fourth and fifth tranches of Common Stock will automatically terminate on March 31, 2008. If the first tranche of Common Stock has not vested by March 31, 2009, the second and third tranches will automatically terminate on March 31, 2009.

•	Upon a Change in Control (as defined in the 2007 Plan), the Common Stock subject of the performance share awards shall vest to the extent that the Fair Market Value (as defined in the 2007 Plan) of a share of Common

Stock equals or exceeds the relevant stock price vesting threshold contemplated above and, to the extent that such Fair Market Value of a share of Common Stock is greater than one stock price vesting threshold but less than the next stock price vesting threshold, the number of shares of Common Stock in the next vesting segment will vest according to the following formula: (i) total shares of Common Stock in such segment, multiplied by (ii) the acquisition price per share of Common Stock less the prior stock price vesting threshold, divided by (iii) the difference between the two applicable stock price vesting thresholds.

Common Stock issued pursuant to the performance share awards will vest only if the executive officer is employed by us at the time the applicable vesting criteria are satisfied, and all unvested Common Stock subject to performance share awards will lapse and be forfeited to the extent not vested prior to a termination of the executive officer’s employment with us. The performance share award must vest, if at all, within ten (10) years following the grant date. The compensation committee recommended the termination provisions incorporated in the awards after discussions with its outside consultants in order to decrease the amount of expense that would have to be recorded in Delta’s financial statements.

Change in Control and Severance.  We have employment agreements with each of our executive officers pursuant to which the officer will receive benefits if his employment is terminated (other than for misconduct) due to death, disability, and certain employment terminations following a change in control. The details and amount of this benefit are described in “— Executive Officer Compensation in 2006 — Potential Payments Upon Termination or Change in Control.”

Other Benefits.  All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan, established in 2006. Each employee may make before tax contributions in accordance with the Internal Revenue Service limits. We provide this 401(k) Plan to help our employees save a portion of their cash compensation for retirement in a tax efficient manner. Delta’s matching contribution is an amount equal to 100% of the employee’s elective deferral contribution which cannot exceed 3% of the employee’s compensation, and 50% of the employee’s elective deferral which exceeds 3% of the employee’s compensation but does not exceed 5% of the employee’s compensation.

All fulltime employees, including our named executive officers, may participate in our health and welfare benefit programs; including medical, dental and vision care coverage, disability insurance and life insurance.

Accounting and Tax Considerations

Our restricted stock award policies have been impacted by the implementation of Statement of Financial Accounting Standards No. 123(R), which we adopted in the first quarter of 2006.

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive officer is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive officer is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit included in income. Delta has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

REPORT OF THE COMPENSATION COMMITTEE

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. The Compensation

Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s Proxy Statement on Schedule 14A.

Respectfully submitted by the Compensation Committee of the Board of Directors:

Jerrie F. Eckelberger, Chairman
Russell S. Lewis
Kevin R. Collins
Jordan R. Smith
Neal A. Stanley

2006 EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning compensation awarded to, earned by, or accrued for services rendered to the Company in all capacities by our principal executive officer, principal financial officer, and each of our two other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2006 (collectively, the “named executive officers”), for fiscal year 2006:

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and		Salary	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)

Roger A. Parker,	2006	$493,000	$394,734	$546,962	$232,200	$50,993	$1,717,889
Chief Executive Officer
John R. Wallace,	2006	275,000	197,370	457,481	129,525	63,327	1,122,703
President and Chief Operating Officer
Kevin K. Nanke,	2006	247,000	197,370	273,481	116,325	68,796	902,972
Treasurer and Chief Financial Officer
Stanley F. Freedman,	2006	247,000	210,392	—	116,325	27,060	600,777
Executive Vice President, General Counsel and Secretary

(1)	These amounts shown include dollar amounts recognized for financial statement reporting purposes in fiscal year 2006 for stock awards and option awards granted to named executive officers in prior years and in 2006 in accordance with Statement of Financial Accounting Standards No. 123(R).

(2)	The amounts reflect the cash bonus awards to the named executive officers under the CMS, which is discussed in further detail under the heading “Elements of Delta’s Compensation Program” under the caption “Annual Incentive Compensation.” Bonus awards under the CMS were accrued and earned in 2006 and paid in the first quarter of 2007.

(3)	Amounts in the “All Other Compensation” column consist of the following payments we paid to or on behalf of the named executive officers:

	Company
	Contributions		Auto Maintenance
	to Retirement Plans	Auto Allowance	and Insurance	Health Club	Total
Name	($)	($)	($)	($)	($)

Roger A. Parker,	$29,000	$18,000	$3,993	$—	$50,993
Chief Executive Officer
John R. Wallace,	44,000	18,000	1,327	—	63,327
President and Chief Operating Officer
Kevin K. Nanke,	44,000	18,000	4,396	2,400	68,796
Treasurer and Chief Financial Officer
Stanley F. Freedman,	8,922	18,000	138	—	27,060
Executive Vice President, General Counsel and Secretary

Grants of Plan-Based Awards

The following table provides additional information about restricted stock awards and equity and non-equity incentive plan awards granted to our named executive officers during fiscal 2006.

					All Other Stock
		Estimated Future Payouts Under Non-			Awards: Number of	Grant Date Fair
	Grant Date or	Equity Incentive Plan Awards(1)			Shares of Stock or	Value of Stock and
	Performance	Threshold	Target	Max	Units	Option Awards
Name	Period	($)	($)	($)	(#)(2)	($)

Roger A. Parker,	01/01/06-	$369,750	$369,750	$739,500	—	$—
Chief Executive	12/31/06
Officer	03/31/06	—	—	—	7,003	147,203

John R. Wallace,	01/01/06-	206,250	206,250	412,500	—	—
President and Chief	12/31/06
Operating Officer	03/31/06	—	—	—	3,502	73,612

Kevin K. Nanke,	01/01/06-	185,250	185,250	370,500	—	—
Treasurer and Chief	12/31/06
Financial Officer	03/31/06	—	—	—	3,502	73,612

Stanley F. Freedman,	01/01/06-	185,250	185,250	370,500	—	—
Executive Vice	12/31/06
President, General
Counsel and Secretary

(1)	Non-Equity Incentive Plan Awards are determined if goals set forth in the CMS plan are met. Subsequent to year end, the 2006 CMS awards were paid 75% in cash and 25% in restricted stock, with an additional 50% of such restricted stock also paid (for a total of 75% cash and 37.5% stock). Such restricted stock vests in full on January 1, 2008 if the named executive officer is still employed on such date.

(2)	Amounts represent awards granted in 2006 under the CMS plan for services performed in 2005.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
								Equity
								Incentive
								Plan
							Equity	Awards:
							Incentive Plan	Market or
							Awards:	Payout
					Number	Market	Number of	Value of
	Number of	Number of			Shares	Value of	Unearned	Unearned
	Securities	Securities			or Units	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying			of Stock	Units of	or Other	or Other
	Unexercised	Unexercised	Option		That	Stock That	Rights That	Rights That
	Options	Options	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	(#)	(#)	($)

Roger A. Parker,	—	175,000	$15.34	12/21/14	43,334	$1,003,620	4,669	$108,130
Chief Executive
Officer(1)

John R. Wallace,	150,000	50,000	5.44	12/03/13	21,666	501,780	2,335	54,080
President and Chief	—	87,500	15.34	12/21/14
Operating Officer(2)

Kevin K. Nanke,	55,000	—	1.75	05/12/09	21,666	501,780	2,335	54,080
Treasurer and Chief	41,250	—	1.75	11/05/09
Financial Officer(3)	68,750	—	3.75	07/14/10
	55,000	—	3.29	01/09/11
	55,000	—	2.38	10/05/11
	137,500	—	5.29	08/26/13
	—	87,500	15.34	12/21/14

Stanley F. Freedman,	—	—	—	—	40,000	926,400	—	—
Executive Vice President, General Counsel and Secretary(4)

(1)	The vesting date for Mr. Parker’s unvested unexercised options is 12/21/07. The vesting dates for Mr. Parker’s unvested restricted stock awards are as follows: 8,334 shares vest on 12/21/07 and 35,000 vest on 9/15/08. Mr. Parker’s equity incentive plan awards vest as follows: 2,334 shares vest on 3/31/08 and 2,335 vest on 3/31/09.

(2)	The vesting dates for Mr. Wallace’s unvested unexercised options are as follows: 50,000 shares vest on 12/8/07 and 87,500 shares vest on 12/21/07. The vesting dates for Mr. Wallace’s unvested restricted stock awards are as follows: 4,166 shares vest on 12/21/07 and 17,500 vest on 9/15/08. Mr. Wallace’s equity incentive plan awards vest as follows: 1,166 shares vest on 3/31/08 and 1,167 vest on 3/31/09.

(3)	The vesting date for Mr. Nanke’s unvested unexercised options is 12/21/07. The vesting dates for Mr. Nanke’s unvested restricted stock awards are as follows: 4,166 shares vest on 12/21/07 and 17,500 vest on 9/15/08. Mr. Nanke’s equity incentive plan awards vest as follows: 1,166 shares vest on 3/31/08 and 1,167 vest on 3/31/09.

(4)	The vesting date for Mr. Freedman’s unvested restricted stock awards is 1/1/09.

2006 Option Exercises and Stock Vested

The following table provides information about the value realized by the named executive officers for option award exercises and stock award vesting during fiscal 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares	Value
	Acquired on	Value Realized	Acquired	Realized
	Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Roger A. Parker	666,667	$9,417,672	8,333	$199,667
John R. Wallace	—	—	4,167	99,833
Kevin K. Nanke	32,476	742,719	4,167	99,833
Stanley F. Freedman	—	—	—	—

Employment and Change in Control Agreements

Employment Agreements

On May 5, 2005, we entered into Employment Agreements with the following executive officers: Roger A. Parker, Kevin K. Nanke and John R. Wallace. The initial term of employment under each of the Employment Agreements was through December 31, 2006, and the term of each Employment Agreement will be automatically extended for additional one year terms thereafter unless notice of termination is given by either party at least 60 days prior to the end of a term. The base annual salary for Mr. Parker was $450,000, and the base annual salary for Messrs. Nanke and Wallace was $225,000. Each of these executive officers will also be entitled to bonuses based on a percentage of their base salary as determined by the Compensation Committee of the Board of Directors upon satisfaction of performance criteria established by the Compensation Committee.

In the event the employment of any of these executive officers is terminated other than for cause (as defined in the Employment Agreement) or if any of them resigns for “good reason” (as defined in the Employment Agreement), then that executive officer will be entitled to receive a payment equal to two times his annual base salary, annual automobile allowance and his average annual bonus for the three fiscal years preceding the fiscal year in which the termination occurs, but not less than the greater of that executive officer’s (i) highest annual target bonus during any of these three preceding fiscal years or (ii) target bonus for the fiscal year in which the termination occurs. In the event that any of these Employment Agreements is not renewed and the executive officer is terminated within 24 months following the last day of employment under the expired Employment Agreement, at the time that his employment is terminated the executive officer will receive the same payment as stated above, reduced proportionately by the number of months he continues to be employed by us during such 24 month period. The Employment Agreements also include non-solicitation and non-competition obligations on the part of the executive officer that survive for one year following the date of termination.

On January 11, 2006, we entered into an Employment Agreement with Stanley F. Freedman, who became Executive Vice President, General Counsel and Secretary of Delta on January 3, 2006. The initial term of employment under the Employment Agreement commenced effective January 1, 2006 and continued through December 31, 2006. The term of the Employment Agreement will be automatically extended for additional one year terms thereafter unless notice of termination is given by either party at least 60 days prior to the end of a term. The base annual salary for Mr. Freedman was $240,000. He will also be entitled to receive 40,000 shares of restricted Common Stock that will vest three years after the date of grant, and will be entitled to receive bonuses based on a percentage of his base salary as determined by the Compensation Committee of the Board of Directors upon satisfaction of performance criteria established by the Compensation Committee.

In the event the employment of Mr. Freedman is terminated other than for cause (as defined in the Employment Agreement) or if he resigns for “good reason” (as defined in the Employment Agreement), then he will be entitled to receive a payment equal to two times his annual base salary, annual automobile allowance and his average annual bonus for the three years preceding the fiscal year in which the change in control occurs, but not less than the greater of his (i) highest annual target bonus during any of these three preceding fiscal years or (ii) target bonus for the fiscal year in which the termination occurs. In the event that his Employment Agreement is not renewed and he is terminated within 24 months following the last day of employment under the expired Employment Agreement, at the time that his employment is terminated he will receive the same payment as stated above, reduced proportionately by the number of months he continues to be employed by us during such 24 month period. The Employment Agreement also includes non-solicitation and non-competition obligations on the part of Mr. Freedman that survive for one year following the date of termination.

Change in Control Agreements

On April 30, 2007, we entered into new Change in Control Executive Severance Agreements (“CIC Agreements”) with Messrs. Parker, Nanke, Wallace and Freedman which provide that, following a change in control of the Company as defined in the CIC Agreements and the termination of employment of the executive officer during the period beginning 6 months prior to and ending 24 months after the change in control, the executive officer would not receive a payment under the Employment Agreement. Instead he would receive a payment equal to three times his annual base salary, annual automobile allowance and his average annual bonus for the three years preceding the fiscal year in which the change in control occurs, but not less than the greater of that executive officer’s (i) highest annual target bonus during any of these three preceding fiscal years or (ii) target bonus for the fiscal year in which the change in control occurs, in addition to the continuation of certain benefits including medical insurance and other benefits provided to the executive officer for a period of three years. The CIC Agreements also include non-solicitation and non-competition obligations on the part of the executive officer that survive for one year following the date of termination. The CIC Agreements also provide that if a payment under the CIC Agreements would be subject to the excise tax payments, the executive officer will receive a gross up payment equal to such excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and all taxes, including any interest, penalties or income tax imposed on the gross up payment. The CIC Agreements have an initial term through December 31, 2006, and will be automatically extended for additional two year terms thereafter unless notice of termination is given by either party at least 60 days prior to the end of a term.

The CIC Agreements define a change in control as the occurrence of any of the following: (1) any Person becomes a beneficial owner of 35% or more of Delta’s voting securities, except as the result of any acquisition of voting securities by Delta or any acquisition of voting securities of Delta directly from Delta (as authorized by the Board); (2) the persons who constitute the incumbent Board cease for any reason to constitute at least a majority of the Board unless such change was approved by at least two-thirds (2/3) of the incumbent Board; (3) the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of Delta unless the persons who beneficially own the voting securities of Delta immediately before that transaction beneficially own, immediately after the transaction, at least 70% of the voting securities of Delta or any other corporation or other entity resulting from or surviving the transaction; or (4) Delta’s stockholders approve a complete liquidation or dissolution of Delta or a sale of substantially all of its assets.

Payments Upon Termination or Change in Control

The following table reflects the potential payments and benefits upon termination for cause, and termination other than for cause or death, disability or retirement, within and not within the period beginning six months prior to and ending 24 months following a change-in-control (“Measurement Period”) of Delta under the respective CIC Agreements of each named executive officer. The amounts payable assume termination of employment on December 31, 2006.

	Within The Measurement Period					Not Within The Measurement Period
		Acceleration		Excise			Acceleration of		Excise
		of Options &		Tax &			Options &		Tax &
	Severance	Stock		Gross-		Severance	Stock		Gross-
	& Bonus	Awards	Benefits	Ups	Total	& Bonus	Awards	Benefits	Ups	Total
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

Roger A. Parker
For Cause	—	—	—	—	—	—	—	—	—	—
Not For Cause	$2,514,300	$2,480,250	$102,600	$—	$5,097,150	$1,676,200	$2,480,250	$68,400	$—	$4,224,850
John R. Wallace
For Cause	—	—	—	—	—	—	—	—	—	—
Not For Cause	1,402,500	2,126,110	102,600	789,021	4,420,231	935,000	2,126,110	68,400	—	3,129,510
Kevin K. Nanke
For Cause	—	—	—	—	—	—	—	—	—	—
Not For Cause	1,259,700	1,240,110	102,600	648,597	3,251,007	839,800	1,240,110	68,400	—	2,148,310
Stanley F. Freedman
For Cause	—	—	—	—	—	—	—	—	—	—
Not For Cause	1,259,700	926,400	102,600	686,333	2,975,033	839,800	926,400	68,400	—	1,834,600

*	“Cause” is defined in the CIC Agreement, and “Not For Cause” means resignation by the executive for Good Reason (as defined in the CIC Agreement) or termination of the executive by the Company without Cause.

Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2006:

	Fees Earned
	or Paid in	Stock
	Cash	Awards	Total
Name	($)	($)(1)	($)

Kevin R. Collins	$60,000	$133,260	$193,260
Jerrie F. Eckelberger	55,000	133,260	188,260
Jordan R. Smith	55,000	133,260	188,260
Russell S. Lewis	52,500	133,260	185,760
Neal A. Stanley	52,500	133,260	185,760
Aleron H. Larson Jr.	50,000	133,260	183,260
James B. Wallace	50,000	133,260	183,260
James P. VanBlarcom	50,000	133,260	183,260

(1)	Each non-employee director was awarded 6,000 shares of Common Stock in January 2006. The fair value of such Common Stock was computed in accordance with FAS 123(R) at $22.21 per share.

Annual Retainers

Each director who is not an employee of the Company receives an annual retainer of $50,000, payable in monthly installments. Each Board committee chair also receive an additional retainer each year in the following amounts: chair of the audit committee, $10,000; chair of the compensation committee, $5,000; and chair of the nominating and governance committee, $5,000. In addition, each non-employee director who is not a chairman but serves on a committee of the Board receives an annual retainer of $2,500. The additional retainer amounts are also paid to the directors in equal monthly installments. The Company reimburses the directors for costs incurred by them in traveling to and attending Board and committee meetings.

Restricted Stock

In addition, at the discretion of the Board of Directors, each non-employee director is eligible to receive 6,000 shares of Common Stock per year. All such Common Stock is granted pursuant to the Company’s equity incentive plans and is generally awarded on the first business day of each year. Each grant of Common Stock is fully vested upon grant.

Indemnification of Directors

Pursuant to the Company’s certificate of incorporation, the Company provides indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law, and provides certain indemnification to its executive officers under their employment agreements. The Company believes that this indemnification is necessary in attracting and retaining qualified directors and officers.

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by our stockholders, the audit committee has selected the firm of KPMG LLP, Suite 2300, 707 17th Street, Denver, Colorado 80202, as our independent registered public accounting firm to examine and audit our financial statements for the fiscal year ending December 31, 2007. This firm has audited our financial statements for more than seven years and is considered to be well qualified. The selection of such firm as our independent registered public accounting firm is being submitted for ratification at the Annual Meeting.

Action by stockholders is not required for the appointment of the independent registered public accounting firm, but the ratification of its appointment is being submitted by the audit committee in order to give our stockholders an opportunity to vote on the designation of auditors. In the event this proposal is defeated, the stockholder vote will not be binding on the Company but may be considered by our audit committee when it considers selecting other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the fiscal year, KPMG’s appointment for the 2007 fiscal year will be permitted to stand unless the audit committee finds other reasons for making a change.

A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and will also be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table summarizes the aggregate fees billed by KPMG LLP for the 2006 and 2005 fiscal years:

	Fiscal Year Ended	6 Months Ended	Fiscal Year
	December 31,	December 31,	Ended June 30,
	2006	2005	2005

Audit fees	$589,749	$546,770	$461,000
Audit-related fees	$179,475	$25,000	$167,000
Tax fees	—	—	—
All other fees	—	—	$80,000

Total	$769,224$	$571,770	$708,000

Audit Fees.  Fees for audit services consisted of the audit of our annual financial statements and reports on internal controls required by the Sarbanes-Oxley Act of 2002 and reviews of our quarterly financial statements.

Audit Related Fees.  Fees billed for audit related services related to professional services rendered by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of Delta’s financial statements but are not included in audit fees above.

All Other Fees.  All other fees billed for fiscal year 2005 related to consulting services related to compliance with the Sarbanes Oxley Act of 2002.

Audit Committee Pre-Approval Policy

The Company’s independent registered public accounting firm may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may the Company’s independent registered public accounting firm be engaged to provide any other non-audit service unless it is determined that the engagement of the principal accountant provides a business benefit resulting from its inherent knowledge of the Company while not impairing its independence. Our audit committee must pre-approve permissible non-audit services. During fiscal 2006, our audit committee approved 100% of the non-audit services provided to Delta by its independent registered public accounting firm.

Required Vote

Ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2007 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2007.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The audit committee is comprised of Kevin R. Collins (Chairman), Jerrie F. Eckelberger, Russell S. Lewis, Jordan R. Smith and Neal A. Stanley. The audit committee is responsible for overseeing and evaluating the Company’s financial reporting process on behalf of the Board of Directors, selecting and retaining the independent auditors, and overseeing and reviewing the internal audit function of the Company.

Management has the primary responsibility for the Company’s financial reporting process, accounting principles, and internal controls as well as preparation of the Company’s financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The independent auditors are responsible for performing audits of the Company’s consolidated financial statements, the effectiveness of the Company’s internal control over financial reporting and management’s assessments of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The audit committee is responsible for overseeing the conduct of these activities. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to independently verify the representations made by management and the independent auditors. The audit committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP or that the audits of the annual financial statements, the effectiveness of the Company’s internal control over financial reporting and management’s assessment of the effectiveness of the Company’s internal control over financial reporting have been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that the independent auditors are, in fact, “independent.”

The audit committee has met and held discussions with management and the independent auditors on a regular basis. The audit committee plans and schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The audit committee’s meetings include, whenever appropriate, executive sessions with the independent auditors without the presence of the Company’s management. The audit committee has reviewed and discussed with both management and the independent auditors the Company’s consolidated financial statements as of and for the year ended December 31, 2006, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Management advised the audit committee that the financial statements were prepared in accordance with GAAP. The audit committee has relied on this representation, without independent verification, and on the representations of the independent auditors included in their report on the consolidated financial statements.

The audit committee discussed with the independent auditors the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, “Communication with Audit Committees,” as amended by Statement on Auditing Standards No. 89, “Audit Adjustments” and Statement of Auditing Standards No. 90, “Audit Committee Communications.” The independent auditors have provided to the audit committee the written disclosures and the letter required by Independence Standards Board No. 1, “Independence Discussions with Audit Committees,” and the audit committee has discussed with the independent auditors their independence. The audit committee has also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with maintaining auditor independence. The audit committee has concluded that the provision of non-audit services by the independent auditors was compatible with the maintenance of independence in the conduct of their auditing functions.

Based upon our review and discussions with management and the independent auditors and the reports of the independent auditors, and in reliance upon such information, representations, reports and opinions, the audit committee recommended that the Board of Directors approve the audited financial statements for inclusion in the Company’s annual report on Form 10-K for the year ended December 31, 2006, and the Board of Directors accepted the audit committee’s recommendations.

MEMBERS OF THE AUDIT COMMITTEE:

Kevin R. Collins (Chairman)
Jerrie F. Eckelberger
Russell S. Lewis
Jordan R. Smith
Neal A. Stanley

STOCKHOLDER PROPOSALS

Any stockholder proposals to be included in the Board of Directors’ solicitation of proxies for the Annual Meeting of Stockholders to be held in May 2008 must be received by Stanley F. Freedman, Executive Vice President and Secretary, at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202, no later than December 28, 2007 in order to be included in the proxy statement and proxy relating to that meeting. Such proposals must comply with all of the requirements of SEC Rule 14a-8.

In accordance with the Company’s Bylaws, in order for a stockholder to present any matter before the Annual Meeting to be held in May 2008 that is not to be included in the proxy statement and proxy, a stockholder’s notice of such matter must be delivered to the Secretary at the Company’s principal offices (see preceding paragraph) not less than ninety days nor more than one hundred twenty days prior to the date of the meeting; provided, however, that in the event that public disclosure of the date of the meeting is first made less than one hundred days prior to the date of the meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such public disclosure of the date of the meeting was made.

GENERAL AND OTHER MATTERS

The Board of Directors knows of no matter, other than those referred to in this Proxy Statement, which will be represented at the Annual Meeting. However, if any other matters are properly brought before the Meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment on such matters.

The cost of preparing, assembling, and mailing this Proxy Statement, the enclosed proxy card and the Notice of the Annual Meeting will be paid by us. Additional solicitation by mail, telephone, telegraph or personal solicitation may be done by our directors, officers and regular employees. Such persons will receive no additional compensation for such services. Brokerage houses, banks and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by us for their reasonable expenses.

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for us. Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in April or May of each year, by notifying us in writing at: 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202 or by telephone (303) 293-9133. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 293-9133, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

AVAILABLE INFORMATION

Upon request of any stockholder, our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, will be sent to the stockholder without charge upon request. All requests should be addressed to our Secretary at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202 or by telephone (303) 293-9133.

You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the Annual Meeting, as we hope you will, you may vote your shares in person.

By Order of the Board of Directors

Roger A. Parker, Chairman of the Board
and Chief Executive Officer

April 30, 2007

DELTA PETROLEUM CORPORATION
PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Roger A. Parker and Aleron H. Larson, Jr., or each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of Delta Petroleum Corporation, to be held in the Georgetown Room of the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202 on Wednesday, May 30, 2007, at 10:00 a.m. (MDT), and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided below, the number of shares the undersigned would be entitled to vote if personally present.

(Check One)
	For	Withhold Vote

Proposal 1: To approve the eight nominees to the Board of Directors:
Roger A. Parker	☐	☐
Aleron H. Larson, Jr.	☐	☐
Jerrie F. Eckelberger	☐	☐
James B. Wallace	☐	☐
Russell S. Lewis	☐	☐
Kevin R. Collins	☐	☐
Jordan R. Smith	☐	☐
Neal A. Stanley

(Check One)
	For	Against	Abstain

Proposal 2: To ratify the appointment of	☐	☐	☐
KPMG LLP as independent registered public accounting firm

In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof. Every properly signed proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2. All prior proxies are revoked. This proxy will also be voted in accordance with the discretion of the proxy or proxies on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting and Proxy Statement.

Signature	Signature (if jointly held)

Print Name	Print Name

Dated	Dated

(Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. For joint accounts, each joint owner should sign.)

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.